CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the New Alternatives Fund relating to the financial statements and financial highlights of New Alternatives Fund. Such financial statements and financial highlights appear in the December 31, 2022 Annual Report to Shareholders.

BBD, LLP

Philadelphia, Pennsylvania

April 24, 2024